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NEWS RELEASE
                                                                       EXHIBIT 7
NORTHGATE EXPLORATION LIMITED               [LOGO NORTHGATE EXPLORATION LIMITED]
Stock Symbol: NGX
Exchange Codes: TSX
Website: www.northgateexploration.ca


           NORTHGATE EXPLORATION REPORTS REGIONAL EXPLORATION RESULTS


VANCOUVER, NOVEMBER 22, 2002 - Northgate Exploration Limited ("Northgate") (TSX:
NGX) is pleased to announce assay results from its 2002 regional exploration program in British Columbia, including diamond drill results at its Brenda and Praxis properties.

Ken Stowe, President & CEO of Northgate commented, "I am very pleased to report the discovery of a Kemess-type porphyry system on the Brenda property over 25 kilometres northwest of the Kemess South mine. This discovery greatly expands the boundaries of the Kemess camp, giving us new confidence in the exploration potential of the under-explored Toodoggone region of British Columbia that surrounds the Kemess South mine. In 2003, armed with the results of several recently completed airborne surveys of the region, Northgate looks forward to undertaking exploration work on several new targets in addition to continuing work at the Brenda property."


BRENDA PROPERTY

The 2002 diamond drill program, situated on the 178-unit, 4,400-hectare Brenda gold-copper property (Figure 2), has been completed. The property is located 25 kilometres northwest of Northgate's Kemess Mine and 450 kilometres northwest of Prince George, British Columbia. During the program, four holes totalling 1,650 metres were drilled. Northgate is exploring the property under the terms of an option and joint venture agreement with Canasil Resources Incorporated ("Canasil") that gives Northgate the opportunity to earn a 60% interest in the property.

The 2002 drill program on the Brenda property utilized geologic data developed by Northgate geologists during the exploration and delineation of Northgate's Kemess North deposit. The holes targeted untested geophysical and geochemical anomalies present at lower elevations in an attempt to intersect mineralization below the Toodoggone volcanic rocks. The result was the discovery of a gold-bearing porphyry system with alteration comparable to that of Kemess North, where mineralization is hosted by Takla volcanic rocks and monzonite intrusive rocks. Drill hole collar locations and orientations are detailed in Table 1. A plan map of the Brenda property is shown in Figure 3.

Mineralized zones, containing gold and copper, were intersected in all holes and are associated with potassic and magnetite-silica altered Takla volcanic rocks, adjacent to monzonite sills and hydrothermal breccia zones. The results from selected intervals are shown in the following table:




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
                                           INTERSECTED
HOLE                 DISTANCE              WIDTH (METRES)          GOLD (gmt)         COPPER (%)
----                 --------              --------------          ----------         ----------
BR-02-01              51.5 - 71.2            19.7                    0.335              0.027
BR-02-01             106.8 - 121.0           14.2                    0.430              0.078
BR-02-01             130.1 - 136.6            6.5                    0.299              0.102
BR-02-01             241.6 - 259.7           18.1                    0.271              0.026
BR-02-02             227.9 - 250.8           22.9                    0.338              0.004
BR-02-02             296.1 - 321.8           25.7                    0.417              0.028
BR-02-03             230.6 - 256.1           25.5                    0.133              0.053
BR-02-04             352.0 - 361.6            9.6                    0.411              0.236


The discovery of substantial porphyry mineralization in a geologic setting identical to that of Kemess North and Kemess South greatly expands the prospective area for porphyry deposits in the Kemess region. Northgate intends to continue exploration in the expanded Kemess camp, which will include additional work on the Brenda property and target new anomalies identified during 2002 using airborne surveys of the Toodoggone region.


PRAXIS PROPERTY

The Praxis property is located approximately 22 kilometres southwest of the town of Stewart, British Columbia. It is a 193-unit claim group, optioned by Northgate from Praxis Goldfields Inc. ("Praxis"), containing several airborne and surface geophysical targets with coincident geochemical signatures that are indicative of a stacked VMS massive-sulphide mineralization.

Northgate tested the Section Ridge area of the claim during 2002 by drilling five diamond drill holes totalling approximately 1,950 metres. The results of the program depict a distal VMS environment with consistent anomalous copper-lead. The assay results from all holes found non-economic values for gold, copper, zinc and lead with the exception of one intersection of hole PR-02-02, which graded 13.8 grams per tonne ("gmt") silver, 0.27 gmt gold, 0.67% lead and 0.39% zinc over one metre. Table 2 details the drill hole collar locations and orientation. An exploration view of the Praxis property is shown in Figure 4.

Northgate is still evaluating the results in conjunction with other information on the claims provided by Praxis.


OTHER BRITISH COLUMBIA EXPLORATION IN 2002

During the 2002 field season, Northgate reexamined the Kemess-Toodoggone region of British Columbia using advanced remote sensing technologies that were not available when previous surveys of the region were performed in the early 1980's. One survey collected electromagnetic and radiometric data and two other surveys produced hyperspectral images of the region, one using satellite-based imaging and the other using an airborne system. The latter has been used with great success in Chile in the identification of porphyry targets.

The surveys provided information that was used to target many of the diamond drill holes in Northgate's 2002 regional exploration program and several other promising targets have been identified for investigation in 2003.





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During the 2002 field season, Northgate's exploration team staked a number of claims south of its existing operation at the Kemess South mine in areas thought to be prospective for gold-copper porphyry systems. In total, 8,425 hectares were staked in three properties known as KG, Croy, and Zika. These claims will be the subject of geochemical testing in 2003.

All assays on drill core recovered from the Brenda property were completed by ALS Chemex in North Vancouver. All assays for the Praxis project were completed by Assayers Canada in Vancouver.

                                 * * * * * * * *

Northgate is in the business of mining and exploring for gold and copper, with a focus on opportunities in North and South America. The Corporation's principal assets are the 275,000-ounce per year Kemess South mine in north-central British Columbia and the adjacent Kemess North project where a significant exploration discovery was made in 2001.

  This news release contains certain forward-looking statements that reflect the current views and/or expectations of Northgate Exploration Limited with respect to its performance, business and future events. Such statements are subject to a number of risks, uncertainties and assumptions. Actual results and events may vary significantly.


For further information, please contact:

MR. TERRY A. LYONS                         MR. KEN G. STOWE
Chairman                                   President and Chief Executive Officer
604-669-3141                               416-359-8641





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TABLE 1: BRENDA DRILL HOLE LOCATIONS


                           UTM COORDINATES               ELEVATION        AZIMUTH         DIP          LENGTH
HOLE                   EASTING          NORTHING          (METRES)       (DEGREES)     (DEGREES)      (METRES)
----                   -------          --------          ---------      ---------     ---------      --------
BR-02-01               628169           6348216            1,415            235           -70           436.8
BR-02-02               629285           6348586            1,370            235           -70           420.6
BR-02-03               627839           6348103            1,348            55            -60           346.9
BR-02-04               628074           6347826            1,472            55            -65           445.0



TABLE 2: PRAXIS DRILL HOLE LOCATIONS


                        UTM COORDINATES          ELEVATION     AZIMUTH         DIP        LENGTH
HOLE                EASTING        NORTHING      (METRES)     (DEGREES)     (DEGREES)    (METRES)       CLAIM
----                -------        --------      ---------    ---------     ---------    --------       -----

PR-02-01            434971         6172210         1,125          30           -47         407.0        Praxis6
PR-02-02            434725         6172450         1,249          30           -45         370.4        Praxis6
PR-02-03            434674         6172225         1,260          30           -55         452.3        Praxis6
PR-02-04            434495         6171990         1,440          30           -57         534.3        Praxis6
PR-02-05            434624         6172722         1,105          30           -50         182.5        Praxis6





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FIGURE 1: MAP OF BRITISH COLUMBIA

[TOODOGGONE REGION MAP]



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FIGURE 2: BRENDA CLAIMS

[BRENOLA CLAIMS MAP]



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FIGURE 3: BRENDA PROPERTY PLAN MAP

[BRENDA PROPERTY PLAN MAP]




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FIGURE 4: PRAXIS EXPLORATION PLAN VIEW

[PRAXIS EXPLORATION PLAN VIEW MAP]



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